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                                  EXHIBIT 99.1

                       Press Release dated June 24, 2002,
             announcing the Company's Bridge Financing transaction.


Comdial Secures New Financing

SARASOTA, Fla., June 24 /PRNewswire-FirstCall/ -- Comdial Corporation announced it has closed on a $2.25 million bridge loan from ComVest Venture Partners LP and Nick Branica, the CEO of the Company, under an agreement which provides for up to $4 million of bridge financing. Proceeds will be used by the company for working capital and to accelerate its development and delivery of its innovative Small and Medium Business (SMB) telephony solutions.

"Comdial's unique combination of product offerings, its dedicated management team and its solid distribution channels, make it a worthwhile investment. With the recent announcement of its Converged Telephony Platform and the market share gain posted by its DX-80 line, Comdial has gained significant industry momentum. As a result, ComVest Venture Partners is excited to join Comdial in its expanding effort to provide feature-rich, affordable telecommunication solutions to the SMB space," said Lee Provow of ComVest Venture Partners LP.

The bridge loan is in the form of 7% subordinated secured convertible promissory notes ("Notes"). 13.33% of the principal amount of the Notes is convertible into common stock at $.01 per share or approximately 26.7 million shares (53.3 million shares if the entire $4 million bridge financing is completed). The Company currently has 9.45 million shares outstanding. The Notes mature in 120 days, but contain extension provisions. Upon receipt of shareholder approval to increase the Company's available authorized shares, the maturity date will be extended to 12 months. There is also a 90-day extension provision in the event the contemplated subsequent financing discussed below is unsuccessful. The Company's Board of Directors obtained a fairness opinion in connection with this transaction.

In connection with the bridge loan, ComVest Venture Partners entered into an agreement with Bank of America to purchase the bank's approximately $14 million debt position and 1 million shares of Series B Alternate Rate Convertible Preferred Stock (having an aggregate liquidation preference of $10 million) for approximately $8 million. It is expected that the buy-out, which is subject to closing conditions, will be completed in the next 90 days. In connection with its debt restructuring, Comdial will seek additional financing which it expects will be in the form of a new senior bank loan and other debt or equity funding to be raised within the next 90 days. It is anticipated that the bridge loan will be replaced by or convert into this subsequent financing. Comdial has engaged an investment banking firm to assist it in connection with the bridge financing, the debt restructuring and the subsequent financing. There can be no assurance that the Company will be successful in obtaining additional financing or the terms on which funding will be available. The completion of such financing will be subject to a number of conditions, including the Company's ability to continue to restructure its balance sheet, including its existing accounts payable.

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The Company does not have sufficient authorized shares for full conversion of the Notes. The Company is therefore expected to seek shareholder approval of an amendment to its certificate of incorporation to increase the authorized to a total of at least 100 million shares. The new authorized shares will also be allocated to parts of the proposed subsequent financing and a new stock option plan.

The issuance of the Notes required shareholder approval under Nasdaq's Marketplace Rules. The failure to obtain shareholder approval prior to the issuance of the Notes may result in the Company's shares being delisted. The Company expects to request a hearing on this matter. However, there can be no assurance the Company will be successful in its effort to retain its listing. Comdial also announced that in connection with and upon consummation of the initial closing of the bridge loan Mr. David P. Berg and Mr. Robert P. Collins stepped down from the Board of Directors and were replaced by the appointments of Mr. Travis Lee Provow and Mr. Joseph Wynne, designees of ComVest Venture Partners. The Company intends to add additional independent Directors to its board as the current make-up of the Audit Committee does not comply with Nasdaq rules.

"This level of commitment from the investment community, especially given the current funding environment, affirms Comdial's business strategy," stated Nick Branica, Comdial's CEO.

ComVest Venture Partners' investment is an important part of Comdial's 2-year restructuring plan. This effort consisted of consolidating business units, outsourcing manufacturing operations and streamlining product offerings. The result has been a more focused and efficiently run company. Throughout its restructuring, Comdial continued to provide the SMB market with viable solutions such as its DX-80 and FX II Business Communications Systems, its Interchange Unified Communications Solution and its Converged Telephony Platform. The DX-80 is an entry-level telephone system with many of the features previously only afforded to more expensive large enterprise offerings. The FX II simultaneously manages digital voice features and IP Telephony. Comdial's Interchange Unified Messaging solution offers extensive call processing/call center capabilities and unified messaging. The Converged Telephony Platform combines the benefits of the FX II and Interchange products into an integrated offering that includes many features intended to reduce telecommunication network costs and enhance enterprise revenue opportunities. Moving forward, Comdial plans to develop a next-generation IP Telephony Platform that supports industry standards such as SIP and is compatible with its current offerings.

About Comdial

Comdial Corporation, headquartered in Sarasota, Florida, develops and markets sophisticated communications solutions for small to mid-sized offices, government, and other organizations. Comdial offers a broad range of solutions to enhance the productivity of businesses, including voice switching systems, voice over IP (VoIP), voice processing and computer telephony integration solutions. For more information

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about Comdial and its communications solutions, please visit our web site at
www.comdial.com.

Forward-Looking Statements

This press release contains statements that may constitute "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Comdial Corporation's ability to obtain additional funding for its business, its ability to maintain its listing with Nasdaq, the risks associated with the outsourcing of its manufacturing requirements, including international risk factors, its ability to meets its obligations to its suppliers and its lenders, its ability to achieve its operational goals and to generate positive cash flow, any unfavorable outcomes of pending disputes or litigation and the various other factors set forth from time to time in Comdial's filings with the SEC, including but not limited to Comdial's most recent Form 10-K. Comdial Corporation undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.